Exhibit 99.1

Investor Relations

News from Aon

Aon Reports First Quarter 2018 Results

First Quarter Key Metrics as Reported under U.S. GAAP (1)

•	Total revenue increased 30% to $3.1 billion, including an increase of $365 million, or 17%, related to FASB’s new revenue recognition standard

•	Operating margin increased 1,180 basis points to 25.9%, including 860 basis points related to FASB’s new revenue recognition standard

•	EPS increased 150% to $2.35, including $0.90, or 96%, related to FASB’s new revenue recognition standard

First Quarter Key Metrics as Comparable to Pro Forma Financials and Highlights(1)

•	Total revenue increased 13% to $3.1 billion, including 3% organic revenue growth

•	Operating margin increased to 25.9%, and operating margin, adjusted for certain items, increased 230 basis points to 31.8%

•	EPS increased to $2.35, and EPS, adjusted for certain items, increased 26% to $2.97

•
For the first three months of 2018, cash flow from operations decreased to $140 million, and adjusted free cash flow increased 16% to $208 million, when excluding certain near-term impacts related to the divestiture of the outsourcing businesses

•	Repurchased 3.9 million Class A Ordinary Shares for approximately $550 million

•	Subsequent to the close of the first quarter, Aon announced an 11% increase to its quarterly cash dividend

•
Aon Securities, as part of Reinsurance Solutions, launched an unprecedented $1.4 billion catastrophe bond on behalf of the World Bank, a transaction that brings emergency funding and disaster support to certain Latin American countries if and when an earthquake occurs

LONDON - May 4, 2018 - Aon plc (NYSE: AON) today reported results for the three months ended March 31, 2018.

Net income from continuing operations attributable to Aon shareholders on a reported basis was $588 million, or $2.35 per share, compared to $251 million, or $0.94 per share, in the prior year period. This includes $239 million, or $0.90 per share, of favorable impact from adoption of the new revenue recognition standard. Net income per share from continuing operations on a comparable basis, adjusted for certain items and the impact of adoption of the new revenue recognition standard, increased 26% to $2.97, compared to $2.35 in the prior year period. Certain items that impacted first quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures Adjusted for Changes in Accounting Guidance - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 11 of this press release.

“Our first quarter results reflect a strong start to the year with positive performance across each of our key metrics, highlighted by strong organic revenue growth in Reinsurance and Commercial Risk Solutions, substantial operational improvement, 26% growth in earnings per share and double-digit adjusted free cash flow growth,” said Greg Case, President and Chief Executive Officer. “An unmatched level of investment in client-serving capabilities, combined with improved operational performance through our Aon United operating model and

(1) For additional information refer to pages 11-15 of this press release effective capital management, we believe place us on track to exceed $7.97 of earnings per share in 2018 and unlock significant shareholder value through double-digit free cash flow growth over the long-term.”

FIRST QUARTER 2018 FINANCIAL SUMMARY
The first quarter 2018 financial results discussed herein represent performance from continuing operations unless otherwise noted. Adoption of the FASB’s new revenue recognition standard on January 1, 2018 is not reflected in reported 2017 financials. A comparable year-over-year view of reported 2018 results to unaudited pro forma 2017 results incorporating the impact of adoption of the new revenue recognition standard is provided in detail on pages 11-15 of this press release.

Total revenue in the first quarter increased 30% to $3.1 billion on a reported basis compared to the prior year period, including an increase of $365 million, or 17%, related to adoption of the new revenue recognition standard. Excluding this impact, comparable revenue increased $344 million, or 13%, compared to the prior year period driven by a 5% increase related to acquisitions, net of divestitures, a 5% favorable impact from foreign currency translation, and 3% organic revenue growth.

Total operating expenses in the first quarter increased 12% to $2.3 billion on a reported basis compared to the prior year period, including an increase of $78 million, or 4%, related to adoption of the new revenue recognition standard. Excluding this impact, comparable expenses increased $167 million, or 8%, compared to the prior year period due primarily to a $99 million unfavorable impact from foreign currency translation, a $66 million increase in operating expenses related to acquisitions, net of divestitures, $54 million of accelerated amortization related to tradenames, a $12 million increase in expense related to certain hedging programs, and an increase in expense associated with 3% organic revenue growth, partially offset by a $70 million decrease in restructuring charges and $52 million of incremental savings related to restructuring and other operational improvement initiatives.

Restructuring expenses were $74 million in the first quarter, primarily driven by workforce reductions and other general initiatives. As previously announced, the Company expects to invest $1,175 million in total cash over a three-year period and incur $50 million of non-cash charges in driving one operating model across the firm. This includes an estimated investment of $975 million of cash restructuring charges and $200 million of capital expenditures. To date, the Company has incurred $571 million, or 56%, of the total estimated restructuring charges. An analysis of restructuring and related costs by type is detailed on page 18 of this press release.

Restructuring savings in the first quarter related to restructuring and other operational improvement initiatives are estimated at $63 million before any reinvestment. Before any potential reinvestment of savings, restructuring and other operational improvement initiatives are expected to deliver run-rate savings of $450 million annually in 2019. To date, the Company has achieved $228 million, or 51%, of the total estimated annualized savings.

Foreign currency exchange rates in the first quarter had a $33 million, or $0.11 per share, favorable impact on reported net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates. On a comparable basis, net income adjusted for certain items and the impact of adoption of the new revenue recognition standard includes a $57 million, or $0.19 per share, favorable impact from foreign currency translation. The Company also incurred $10 million, or $0.03 per share, of net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies recorded in other expense. In addition, the prior year quarter benefited by a $12 million, or $0.04 per share, reduction in expense related to certain hedging programs.

Effective tax rate reflected in the reported financial statements in the first quarter was 15.9%, compared to the prior year period of 0.1%. After adjusting for the impact from adoption of the new revenue recognition standard and to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate on a comparable basis for the first quarter of 2018 was 16.5% compared to 13.3% in the prior year quarter. The increase was primarily driven by changes in geographical distribution of income and the various impacts of U.S. Tax Reform. The adjusted effective tax rate in both periods includes a net favorable impact from certain discrete items. Certain items that impacted first quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures Adjusted for Changes in Accounting Guidance - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 11 of this press release.

Weighted average diluted shares outstanding decreased to 250.2 million in the first quarter compared to 267.0 million in the prior year period. The Company repurchased 3.9 million Class A Ordinary Shares for approximately $550 million in the quarter. As of March 31, 2018, the Company had $4.9 billion of remaining authorization under its share repurchase program.

FIRST QUARTER 2018 CASH FLOW SUMMARY
Cash flow from operations for the first three months of 2018 decreased 23%, or $42 million, to $140 million compared to the prior year period, primarily reflecting $98 million of cash restructuring charges, partially offset by operational improvement.

Free cash flow, defined as cash flow from operations less capital expenditures, decreased 36%, or $53 million, to $95 million for the first three months of 2018 compared to the prior year quarter, reflecting a decline in cash flow from operations and an $11 million increase in capital expenditures, including investments in our operating model.

Adjusted free cash flow, defined as free cash flow excluding certain near-term impacts resulting from the divestiture of the outsourcing businesses, including restructuring initiatives, increased $28 million, or 16%, to $208 million compared to the prior year period. A reconciliation of free cash flow and adjusted free cash flow to cash flow from operations can be found in “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 10 of this press release.

FIRST QUARTER 2018 REVENUE REVIEW
The first quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 10 of this press release.

	Three Months Ended
(millions)	Mar 31, 2018	Mar 31, 2017	% Change		Revenue Recognition (1)	Less: Currency Impact (2)	Less: Fiduciary Investment Income (3)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (4)
Revenue
Commercial Risk Solutions	$1,184	$984	20%		—%	6%	—%	10%	4%
Reinsurance Solutions	742	371	100		89	4	—	1	6
Retirement Solutions	424	386	10		—	6	—	4	—
Health Solutions	451	372	21		16	4	—	1	—
Data & Analytic Services	294	268	10		2	4	—	3	1
Elimination	(5)	—	N/A		N/A	N/A	N/A	N/A	N/A
Total revenue	$3,090	$2,381	30%	—	17%	5%	—%	5%	3%

Total revenue increased 30%, or $709 million, on a reported basis, including an increase of $365 million, or 17%, related to adoption of the new revenue recognition standard. Excluding this impact, revenue on a comparable basis increased $344 million, or 13%, compared to the prior year period, including organic revenue of 3% primarily driven by strong growth in Reinsurance and Commercial Risk Solutions.

Commercial Risk Solutions organic revenue increased 4% compared to the prior year period driven by strong growth globally across most geographies, highlighted by particular strength in the Americas and EMEA regions, driven by double-digit new business generation and strong management of the renewal book portfolio.

Reinsurance Solutions organic revenue increased 6% compared to the prior year period driven by strong growth across every major product line, including particular strength in treaty placements driven by net new business generation and a modest favorable market impact, as well as growth in both facultative placements and capital markets transactions.

Retirement Solutions organic revenue was flat compared to the prior year period driven by growth in investment consulting, primarily for delegated investment management, and in the talent practice for assessment services, offset by a modest decline in project-related work and an unfavorable impact from the timing of certain revenue.

Health Solutions organic revenue was flat compared to the prior year period driven by solid growth in health and benefits brokerage, highlighted by strong growth across Asia and the EMEA region, offset by a decline in project-related work that benefited the prior year period in the health care exchange business.

Data & Analytic Services organic revenue increased 1% compared to the prior year period driven by continued solid growth across core Affinity, with particular strength in the U.S., offset by unfavorable impacts from certain client contracts that were anticipated.

 FIRST QUARTER 2018 EXPENSE REVIEW

	Three Months Ended
(millions)	Mar 31, 2018	Mar 31, 2017	$ Change	% Change
Expenses
Compensation and benefits	$1,616	$1,469	$147	10%
Information technology	115	88	27	31
Premises	93	84	9	11
Depreciation of fixed assets	39	54	(15)	(28)
Amortization and impairment of intangible assets	110	43	67	156
Other general expenses	318	308	10	3
Total operating expenses	$2,291	$2,046	$245	12%

Compensation and benefits expense increased $147 million, or 10%, on a reported basis, including $79 million, or 5%, related to adoption of the new revenue recognition standard. Excluding this impact, compensation and benefits expense on a comparable basis increased $68 million, or 5%, compared to the prior year period due primarily to a $78 million unfavorable impact from foreign currency translation, a $51 million increase in expenses related to acquisitions, net of divestitures, a $12 million increase in expense related to certain hedging programs, and an increase in expense associated with 3% organic revenue growth, partially offset by a $70 million decrease in restructuring costs and $50 million of incremental savings related to restructuring and other operational improvement initiatives.

Information technology expense increased $27 million, or 31%, compared to the prior year period due primarily to a $7 million increase in restructuring costs, a $5 million increase in expenses related to acquisitions, net of divestitures, a $3 million unfavorable impact from foreign currency translation, as well as investments in growth.

Premises expense increased $9 million, or 11%, compared to the prior year period due primarily to a $5 million unfavorable impact from foreign currency translation and a $3 million increase related to acquisitions, net of divestitures, partially offset by $2 million of incremental savings related to restructuring and other operational improvement initiatives.

Depreciation of fixed assets decreased $15 million, or 28%, compared to the prior year period primarily due to a $12 million decrease in restructuring costs related to fixed asset write-offs.

Amortization and impairment of intangible assets increased $67 million, or 156%, compared to the prior year period primarily due to $54 million of accelerated amortization related to tradenames and an increase in intangible asset amortization from previous acquisitions.

Other general expenses increased $10 million, or 3% on a reported basis, including a $1 million decrease related to adoption of the new revenue recognition standard. Excluding this impact, other general expenses on a comparable basis increased $11 million, or 3%, compared to the prior year period due primarily to a $9 million unfavorable impact from foreign currency translation, a $5 million increase in operating expenses related to acquisitions, net of divestitures, and a $5 million increase in restructuring costs, partially offset by expense discipline.

FIRST QUARTER 2018 INCOME SUMMARY
The first quarter 2018 financial results discussed herein represent performance from continuing operations unless otherwise noted. Adoption of the FASB’s new revenue recognition standard on January 1, 2018 is not reflected in reported 2017 financials. A comparable year-over-year view of reported 2018 results to unaudited pro forma 2017 results incorporating the impact of adoption of the new revenue recognition standard is provided in detail on pages 11-15 of this press release. In addition, certain noteworthy items impacted adjusted operating income and adjusted operating margins in the first quarters of 2018 and 2017, which are also described in detail in “Reconciliation of Non-GAAP Measures Adjusted for Changes in Accounting Guidance - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 11 of this press release.

AS REPORTED

	Three Months Ended
(millions)	Mar 31, 2018	Mar 31, 2017	% Change
Revenue	$3,090	$2,381	30%
Expenses	2,291	2,046	12
Operating income - as reported	$799	$335	139%
Operating margin - as reported	25.9%	14.1%

Operating income increased $464 million, or 139%, on a reported basis compared to the prior year period, including an increase of $287 million, or 86%, related to adoption of the new revenue recognition standard. Operating margin increased 1,180 basis points on a reported basis compared to the prior year period, including 860 basis points related to adoption of the new revenue recognition standard.

AS COMPARABLE TO 2017 UNAUDITED PRO FORMA FINANCIALS

	Three Months Ended
		(Pro Forma)
(millions)	Mar 31, 2018	Mar 31, 2017	% Change
Revenue	$3,090	$2,746	13%
Expenses	2,291	2,124	8
Operating income - as reported	$799	$622	28%
Operating margin - as reported	25.9%	22.7%
Operating income - as adjusted	$983	$809	22%
Operating margin - as adjusted	31.8%	29.5%

Adjusting for certain items and the impact of adoption of the new revenue recognition standard detailed on page 11 of this press release, adjusted operating income on a comparable basis increased $174 million, or 22%, and adjusted operating margin on a comparable basis increased 230 basis points to 31.8%, each compared to the prior year period. The increase in adjusted operating margin on a comparable basis was primarily driven by $52 million, or 160 basis points, of incremental savings from restructuring and other operational initiatives, as well as underlying operational improvement driven by return on investments and increased operating leverage, partially offset by a 20 basis points net unfavorable impact from foreign currency translation and certain hedging programs.

Interest income increased $2 million to $4 million compared to the prior year period primarily due to modestly higher cash balances compared to the prior year period. Interest expense was flat at $70 million compared to the prior year period. Other pension income decreased $6 million to $2 million compared to the prior year period, including $9 million of pension income, partially offset by $7 million of non-cash expenses related to pension settlements. Excluding the non-cash expenses related to pension settlements, pension income of $9 million compares to $8 million in the prior year period. Other expense was $17 million, including $10 million of net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies and $7 million of losses primarily related to certain long-term investments. The prior year period included $10 million of losses related to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.

DISCONTINUED OPERATIONS
Net income from discontinued operations on a reported basis was $6 million, or $0.02 per share, compared to net income of $40 million, or $0.15 per share, in the prior year period.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, May 4, 2018 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic and political conditions in different countries in which Aon does business around the world; changes in the competitive environment; fluctuations in exchange and interest rates that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility; rating agency actions that could affect Aon's ability to borrow funds; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect or natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services;  the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; and Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance.  The factors identified above are not exhaustive.  Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently.  Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2018 for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports.  Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted free cash flow, adjusted operating margin, and adjusted earnings per share for continuing operations that exclude the effects of intangible asset amortization, capital expenditures, and certain other noteworthy items that affected results for the comparable periods.  Organic revenue includes the impact of intercompany activity and excludes the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between business units, and fiduciary investment income. The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached appendices.  Supplemental organic revenue information and additional measures that exclude the effects of certain items noted above that do not affect net income or any other U.S. GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures. Adjusted free cash flow is free cash flow excluding certain near-term impacts resulting from the divestiture of the outsourcing businesses, including restructuring initiatives. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlement related charges. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Investor Relations	Donna Mirandola
312-381-3310	Vice President, Global External Communications
investor.relations@aon.com	312-381-1532

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(millions, except per share data)	Mar 31, 2018	Mar 31, 2017	% Change
Revenue
Total revenue	$3,090	$2,381	30%
Expenses
Compensation and benefits	1,616	1,469	10%
Information technology	115	88	31%
Premises	93	84	11%
Depreciation of fixed assets	39	54	(28)%
Amortization and impairment of intangible assets	110	43	156%
Other general expenses	318	308	3%
Total operating expenses	2,291	2,046	12%
Operating income	799	335	139%
Interest income	4	2	100%
Interest expense	(70)	(70)	—%
Other income (expense)	(15)	(2)	650%
Income from continuing operations before income taxes	718	265	171%
Income taxes (1)	114	—	100%
Net income from continuing operations	604	265	128%
Income from discontinued operations, net of tax	6	40	(85)%
Net income	610	305	100%
Less: Net income attributable to noncontrolling interests	16	14	14%
Net income attributable to Aon shareholders	$594	$291	104%

Basic net income per share attributable to Aon shareholders
Continuing operations	$2.37	$0.95	149%
Discontinued operations	0.02	0.15	(87)%
Net income	$2.39	$1.10	117%
Diluted net income per share attributable to Aon shareholders
Continuing operations	$2.35	$0.94	150%
Discontinued operations (2)	0.02	0.15	(87)%
Net income	$2.37	$1.09	117%
Weighted average ordinary shares outstanding - basic	248.5	264.8	(6)%
Weighted average ordinary shares outstanding - diluted	250.2	267.0	(6)%

(1)	The effective tax rate was 15.9% and 0.1% for the three months ended March 31, 2018 and 2017.

(2)
Upon triggering held for sale criteria in February 2017, Aon ceased depreciating and amortizing all long-lived assets included in discontinued operations. No depreciation or amortization expense was recognized during the three months ended March 31, 2018. Included within total operating expenses for the three months ended March 31, 2017 was $8 million of depreciation of fixed assets and $11 million of intangible asset amortization.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Mar 31, 2018	Mar 31, 2017	% Change		Revenue Recognition (1)	Less: Currency Impact (2)	Less: Fiduciary Investment Income (3)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (4)
Revenue
Commercial Risk Solutions	$1,184	$984	20%		—%	6%	—%	10%	4%
Reinsurance Solutions	742	371	100		89	4	—	1	6
Retirement Solutions	424	386	10		—	6	—	4	—
Health Solutions	451	372	21		16	4	—	1	—
Data & Analytic Services	294	268	10		2	4	—	3	1
Elimination	(5)	—	N/A		N/A	N/A	N/A	N/A	N/A
Total revenue	$3,090	$2,381	30%	—	17%	5%	—%	5%	3%

(1)	Revenue Recognition represents the impact of Aon’s adoption of new revenue recognition standard, effective for Aon in the first quarter of 2018.

(2)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(3)	Fiduciary Investment Income for the three months ended March 31, 2018 and 2017 was $10 million and $6 million, respectively,.

(4)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of the adoption of the new revenue recognition standard, changes in foreign exchange rates, acquisitions, divestitures, transfers between business units, and fiduciary investment income.

 Free Cash Flow from Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Mar 31, 2018	Mar 31, 2017	Percent Change
Cash Provided by Continuing Operating Activities	$140	$182	(23)%
Capital Expenditures Used for Continuing Operations	(45)	(34)	32
Free Cash Flow Provided by Continuing Operations (1)	$95	$148	(36)%

Adjustments:
Restructuring Plan Initiatives (2)	113	32	253
Free Cash Flow Provided by Continuing Operations - as adjusted (3)	$208	$180	16%

(1)
Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

(2)	Restructuring plan cash payments include cash used to settle restructuring liabilities as well as payments made on capital expenditures under the program.

(3)
Certain noteworthy items impacting free cash flow from operating activities in 2018 and 2017 are described in this schedule. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures Adjusted for Changes in Accounting Guidance - Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended
(millions, except percentages)	Mar 31, 2018	Mar 31, 2017 (2)	Percent Change
Revenue from continuing operations	$3,090	$2,746	13%

Operating income from continuing operations	$799	$622	28%
Amortization and impairment of intangible assets	110	43
Restructuring	74	144
Operating income from continuing operations - as adjusted	$983	$809	22%
Operating margin from continuing operations	25.9%	22.7%
Operating margin from continuing operations - as adjusted	31.8%	29.5%

	Three Months Ended
(millions, except percentages)	Mar 31, 2018	Mar 31, 2017 (2)	Percent Change
Operating income from continuing operations - as adjusted	$983	$809	22%
Interest income	4	2	100%
Interest expense	(70)	(70)	—%
Other income (expense):
Other income (expense) - pensions - as adjusted (3)	9	8	13%
Other income (expense) - other	(17)	(10)	70%
Total Other income (expense) - as adjusted (3)	(8)	(2)	300%
Income before income taxes from continuing operations - as adjusted	909	739	23%
Income taxes (2)	150	98	53%
Net income from continuing operations - as adjusted	759	641	18%
Less: Net income attributable to noncontrolling interests	16	14	14%
Net income attributable to Aon shareholders from continuing operations - as adjusted	743	627	19%
Adjusted income (loss) from discontinued operations, net of tax (4)	(2)	48	(104)%
Net income attributable to Aon shareholders - as adjusted	$741	$675	10%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations - as adjusted	$2.97	$2.35	26%
Discontinued operations - as adjusted	(0.01)	0.18	(106)%
Net income - as adjusted	$2.96	$2.53	17%
Weighted average ordinary shares outstanding - diluted	250.2	267.0	(6)%
Effective Tax Rates (4)
Continuing Operations - U.S. GAAP	15.9%	0.1%
Continuing Operations - Non-GAAP	16.5%	13.3%
Discontinued Operations - U.S. GAAP	17.2%	29.8%
Discontinued Operations - Non-GAAP (5)	46.5%	29.4%

(1)
Certain noteworthy items impacting operating income in 2018 and 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures. In the first quarter of 2018, Aon adopted new accounting guidance related to the treatment of revenue from contracts with customers that was applied prospectively on its U.S. GAAP financial statements in accordance with FASB standards, and therefore comparable prior periods were not restated.  On pages 11 through 15 of this press release, the Company has included unaudited pro forma consolidated results that present the retrospective impact of the new standard as if it were in effect for the comparable period ended March 31, 2017.  We use this supplemental information to help us and our investors evaluate business growth from core operations.  Please see the U.S. GAAP financial statements included as Exhibit 99.2 to the Company’s Form 8-K filed on May 4, 2018 for a reconciliation according to FASB standards.

(2)	The historical period presented above has been adjusted retrospectively to reflect changes in accounting guidance related to revenue recognition, effective for Aon in the first quarter of 2018.

(3)	Adjusted Other income (expense) excludes Pension settlement charges of $7 million for three months ended March 31, 2018.

(4)
Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated Restructuring Plan expenses, accelerated tradename amortization, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate.  In addition, tax expense excludes adjustments to the provisional estimates of the impact of US Tax Reform recorded pursuant to SAB 118.

(5)
Adjusted income from discontinued operations, net of tax, excludes the gain on sale of discontinued operations of $8 million for the three months ended March 31, 2018 and $11 million of intangible asset amortization for the three months ended March 31, 2017. The effective tax rate was further adjusted for the applicable tax impact associated with the gain on sale and intangible asset amortization, as applicable.

Aon plc
Pro Forma Historical Reconciliation of Reported Non-GAAP Measures to Non-GAAP Measures Adjusted for Changes in Accounting Guidance (Unaudited)(1)(2)

	Three Months Ended March 31
	2017
(millions, except per share data)	As Reported(1)	Revenue Recognition	Pro Forma
Revenue
Commercial Risk Solutions	$984	$5	$989
Reinsurance Solutions	371	300	671
Retirement Solutions	386	(1)	385
Health Solutions	372	56	428
Data & Analytic Services	268	5	273
Elimination	—	—	—
Total revenue	$2,381	$365	$2,746
Expenses
Compensation and benefits	1,469	79	1,548
Information technology	88	—	88
Premises	84	—	84
Depreciation of fixed assets	54	—	54
Amortization and impairment of intangible assets	43	—	43
Other general expenses	308	(1)	307
Total operating expenses	2,046	78	2,124
Operating income	335	287	622
Amortization and impairment of intangible assets	43	—	43
Restructuring	144	—	144
Operating income - as adjusted	522	287	809
Operating margin from continuing operations - as adjusted	21.9%		29.5%
Interest income	2	—	2
Interest expense	(70)	—	(70)
Other income (expense):
Other income (expense) - pensions	8	—	8
Other income (expense) - other (4)	(10)	—	(10)
Total Other income (expense)	(2)	—	(2)
Income before income taxes from continuing operations - as adjusted	452	287	739
Income taxes - as adjusted (5)	50	48	98
Income from continuing operations - as adjusted	402	239	641
Less: Net income attributable to noncontrolling interests	14	—	14
Net income from continuing operations attributable to Aon shareholders - as adjusted	$388	$239	$627
Diluted earnings per share from continuing operations - as adjusted	$1.45	$0.90	$2.35
Weighted average ordinary shares outstanding - diluted	267.0	267.0	267.0

Notes

(1)	Certain noteworthy items impacting operating income in 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)	The historical period presented above have been adjusted retrospectively to reflect Aon’s adoption of new revenue recognition standard in the first quarter of 2018.

(3)	Reported results above reflect the retrospective adoption of the new pension accounting guidance effective for Aon in the first quarter of 2018.

(4)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. Had the Company included it, Other income (expense) in the Revenue Recognition column would have been $(2) million, respectively, for the three months ended 2017.

(5)
The non-GAAP effective tax rate reported was 11.1% for the three months ended March 31, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with restructuring, anticipated non-cash pension settlements in the fourth quarter, and amortization, which are adjusted at the related jurisdictional rate. The non-GAAP effective tax rate for continuing operations, adjusted for the change in accounting guidance was 13.3% for the three months ended March 31, 2017.

Aon plc
Pro Forma Historical Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations as Adjusted for Changes in Accounting Guidance (Unaudited) (1)(2)

	Pro Forma Periods										Reported Period
	Three Months Ended (5)				Full Year 2016 (5)	Three Months Ended (6)				Full Year 2017 (6)	Three Months Ended (7)
(millions, except per share data)	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016		Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017		Mar 31, 2018
Revenue
Commercial Risk Solutions	$969	$990	$884	$1,088	$3,931	$989	$1,041	$915	$1,218	$4,163	$1,184
Reinsurance Solutions	667	335	234	131	1,367	671	345	257	153	1,426	742
Retirement Solutions	396	405	465	441	1,707	385	388	492	489	1,754	424
Health Solutions	338	253	245	522	1,358	428	281	277	526	1,512	451
Data & Analytic Services	263	271	260	256	1,050	273	281	287	299	1,140	294
Elimination	(2)	(1)	(3)	(2)	(8)	—	(4)	(5)	(1)	(10)	(5)
Total revenue	$2,631	$2,253	$2,085	$2,436	$9,405	$2,746	$2,332	$2,223	$2,684	$9,985	$3,090
Expenses
Compensation and benefits	1,444	1,372	1,293	1,417	5,526	1,548	1,471	1,420	1,568	6,007	1,616
Information technology	83	99	99	105	386	88	98	109	124	419	115
Premises	82	89	86	86	343	84	86	89	89	348	93
Depreciation of fixed assets	38	41	39	44	162	54	54	40	39	187	39
Amortization of intangible assets	37	38	42	40	157	43	460	101	100	704	110
Other general expenses	270	230	257	279	1,036	307	330	307	328	1,272	318
Total operating expenses	1,954	1,869	1,816	1,971	7,610	2,124	2,499	2,066	2,248	8,937	2,291
Operating income	677	384	269	465	1,795	622	(167)	157	436	1,048	799
Amortization of intangible assets	37	38	42	40	157	43	460	101	100	704	110
Restructuring	—	—	—	—	—	144	155	102	96	497	74
Regulatory and compliance matters	—	—	—	—	—	—	34	8	(14)	28	—
Transaction costs	—	—	—	15	15	—	—	—		—	—
Operating income - as adjusted	714	422	311	520	1,967	809	482	368	618	2,277	983
Operating margin from continuing operations - as adjusted	27.1%	18.7%	14.9%	21.3%	20.9%	29.5%	20.7%	16.6%	23.0%	22.8%	31.8%
Interest income	2	3	1	3	9	2	8	10	7	27	4
Interest expense	(69)	(73)	(70)	(70)	(282)	(70)	(71)	(70)	(71)	(282)	(70)
Other income (expense):
Other income (expense) - pensions - as adjusted (3)	11	11	12	13	47	8	9	9	16	42	9
Other income (expense) - other - as adjusted (4)	18	(1)	10	9	36	(10)	(5)	(5)	(19)	(39)	(17)
Total Other income (expense) - as adjusted (3)(4)	29	10	22	22	83	(2)	4	4	(3)	3	(8)
Income before income taxes from continuing operations - as adjusted	676	362	264	475	1,777	739	423	312	551	2,025	909
Income taxes	107	53	35	49	244	98	68	54	81	301	150
Income from continuing operations - as adjusted	569	309	229	426	1,533	641	355	258	470	1,724	759
Less: Net income attributable to noncontrolling interests	12	8	7	7	34	14	9	7	7	37	16
Net income attributable to Aon shareholders from continuing operations - as adjusted	$557	$301	$222	$419	$1,499	$627	$346	$251	$463	$1,687	$743
Diluted earnings per share from continuing operations - as adjusted	$2.04	$1.12	$0.82	$1.56	$5.55	$2.35	$1.31	$0.98	$1.82	$6.47	$2.97
Weighted average ordinary shares outstanding - diluted	273.7	269.8	269.6	268.3	270.3	267.0	264.3	257.3	254.5	260.7	250.2

Notes

(1)	Certain noteworthy items impacting operating income in 2016 and 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The historical period presented above have been adjusted retrospectively to reflect Aon’s adoption of new revenue recognition standard in the first quarter of 2018. For a complete reconciliation of prior period reported balances to the pro forma adjusted balances above, please refer to our press release issued on February 2, 2018.

(3)
Adjusted Other income (expense) excludes pension settlement charges taken within each respective period. Pension settlement charges were $62 million for the three months ended June 30, 2016, and $158 million and $220 million for the three and twelve months ended December 31, 2016. Pension settlement charges were $128 million for the three and twelve months ended December 31, 2017. Pension settlement chargers were $7 million for the three months ended March 31, 2018.

(4)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. The impact on Other income (expense) of foreign currency due to this new guidance was $(3) million, $5 million, $1 million, and $4 million, respectively, for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016 and $7 million for the twelve months ended December 31, 2016. The impact on Other income (expense) of foreign currency due to this new guidance was $(2) million, $(4) million, $(6) million, and $1 million, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and $(11) million for the twelve months ended December 31, 2017.

(5)
The non-GAAP effective tax rates reported were 15.7%, 14.9%, 14.2%, and 12.0%, respectively, for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016 and 13.9% for the twelve months ended December 31, 2016. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with non-cash pension settlements and transaction costs which are adjusted at the related jurisdictional rate. The non-GAAP effective tax rates for continuing operations, adjusted for the change in accounting guidance were 15.8%, 14.6%, 13.3%, and 10.3% for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016, and 13.7% for the twelve months ended December 31, 2016.

(6)
The non-GAAP effective tax rates reported were 11.1%, 15.6%, 17.5%, and 15.5%, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with non-cash pension settlements and transaction costs which are adjusted at the related jurisdictional rate. The non-GAAP effective tax rates for continuing operations, adjusted for the change in accounting guidance were 13.3%, 16.1%, 17.3%, and 14.7% for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017.

(7)
The non-GAAP effective tax rates reported were 16.5%, for the three months ended March 31, 2018. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with non-cash pension settlements and transaction costs which are adjusted at the related jurisdictional rate.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	March 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$597	$756
Short-term investments	118	529
Receivables, net	3,053	2,478
Fiduciary assets (1)	10,738	9,625
Other current assets	609	289
Current assets	—	—
Total Current Assets	15,115	13,677
Goodwill	8,550	8,358
Intangible assets, net	1,662	1,733
Fixed assets, net	578	564
Deferred tax assets	296	389
Prepaid pension	1,207	1,060
Other non-current assets	439	307
Non-current assets	—	—
TOTAL ASSETS	$27,847	$26,088

LIABILITIES AND EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,545	$1,961
Short-term debt and current portion of long-term debt	403	299
Fiduciary liabilities	10,738	9,625
Other current liabilities	972	870
Current liabilities	—	—
Total Current Liabilities	13,658	12,755
Long-term debt	5,697	5,667
Deferred tax liabilities	243	127
Pension, other postretirement, and postemployment liabilities	1,759	1,789
Other non-current liabilities	1,105	1,102
Non-current liabilities	—	—
TOTAL LIABILITIES	22,462	21,440

EQUITY
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	5,743	5,775
Retained earnings	2,747	2,302
Accumulated other comprehensive loss	(3,191)	(3,496)
TOTAL AON SHAREHOLDERS' EQUITY	5,301	4,583
Noncontrolling interests	84	65
TOTAL EQUITY	5,385	4,648
TOTAL LIABILITIES AND EQUITY	$27,847	$26,088

(1)	Includes cash and short-term investments of $4,064 million and $3,743 million for the periods ended March 31, 2018 and December 31, 2017, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
(millions)	March 31, 2018	March 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$610	$305
Less: Income from discontinued operations, net of income taxes	6	40
Adjustments to reconcile net income to cash provided by operating activities:
Loss from sales of businesses, net	1	2
Depreciation of fixed assets	39	54
Amortization and impairment of intangible assets	110	43
Share-based compensation expense	77	78
Deferred income taxes	26	(2)
Change in assets and liabilities:
Fiduciary receivables	(605)	337
Short-term investments — funds held on behalf of clients	(195)	(330)
Fiduciary liabilities	800	(7)
Receivables, net	(269)	38
Accounts payable and accrued liabilities	(439)	(390)
Restructuring reserves	(24)	99
Current income taxes	30	(56)
Pension, other postretirement and other postemployment liabilities	(53)	(41)
Other assets and liabilities	38	92
Net cash provided by operating activities - continuing operations	140	182
Net cash provided by operating activities - discontinued operations	—	58
CASH PROVIDED BY OPERATING ACTIVITIES	140	240

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from investments	17	25
Payments for investments	(11)	(9)
Net sale of short-term investments — non-fiduciary	415	94
Acquisition of businesses, net of cash acquired	(29)	(46)
Sale of businesses, net of cash sold	(1)	(2)
Capital expenditures	(45)	(34)
Net cash provided by investing activities - continuing operations	346	28
Net cash used for investing activities - discontinued operations	—	(15)
CASH PROVIDED BY INVESTING ACTIVITIES	346	13

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(569)	(126)
Issuance of shares for employee benefit plans	(109)	(85)
Issuance of debt	808	992
Repayment of debt	(704)	(950)
Cash dividends to shareholders	(89)	(87)
Noncontrolling interests and other financing activities	—	(2)
Net cash provided by financing activities - continuing operations	(663)	(258)
Net cash provided by financing activities - discontinued operations	—	—
CASH USED FOR FINANCING ACTIVITIES	(663)	(258)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	18	25
NET INCREASE IN CASH AND CASH EQUIVALENTS	(159)	20
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	756	431
CASH AND CASH EQUIVALENTS AT END OF PERIOD (1)	$597	$451

(1)	Includes $3 million of discontinued operations March 31, 2017.

Aon plc
Restructuring Plan (Unaudited) (1)

	Three months ended March 31, 2018	Inception to Date	Estimated Remaining Costs	Estimated Total Cost (2)
Workforce reduction	$33	$332	$118	$450
Technology rationalization	10	43	87	130
Lease consolidation	3	11	74	85
Asset impairments	1	27	23	50
Other costs associated with restructuring and separation (3)	27	158	152	310
Total restructuring and related expenses	$74	571	$454	$1,025

(1)
In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits,” IT rationalization is included in “Information technology,” lease consolidations are included in “Premises,” asset impairments are included in “Depreciation of fixed assets,” and other costs associated with restructuring are included in “Other general expenses” depending on the nature of the expense.

(2)
Actual costs, when incurred, may vary due to changes in the assumptions built into this plan.  Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in the assumptions underlying sublease loss calculations due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives. Estimated allocations between expense categories may be revised in future periods as these assumptions are updated.

(3)
Other costs associated with the Restructuring Plan include those to separate the Divested Business, as well as moving costs and consulting and legal fees. These costs are generally recognized when incurred.